DRC Resources Corporation

601- 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629 - Fax: 604-687-2845
E-mail: drcresources@uniserve.com
Website: www.drcresources.com

TSX Symbol: DRC

Afton Underground Contract Awarded

August 4, 2004, Vancouver, British Columbia - DRC Resources Corporation is pleased to announce that the contract for the Exploration Decline and Ancillary Underground Development for the Afton Copper-Gold Project has been awarded to Ross Finlay 2000 Inc.

Ross Finlay is a Canadian mining contractor with over 50 years of experience in underground mine development. The Company with offices in Val d' Or and Sudbury has extended its services to the mining sector throughout North America as well as internationally. Their corporate clients include world class Canadian and international mining companies. Mobilization for the excavation of the Afton Exploration Decline is expected to begin in September, 2004. All development work is scheduled to be completed by July, 2005. "Ross Finlay has been following DRC's progress on the Afton Project with special interest for sometime. The nature of the Afton deposit, with its excellent infrastructure and location in an existing mining district, is very encouraging for the development of a mining operation. Ross Finlay is pleased to be selected and be part of DRC's success in bringing this project to fruition.  The British Columbia mining industry is in an exciting period of revival, creating opportunities for Ross Finlay to increase its presence in Canada," said President and General Manager Kevin Weston.

The 2000 metre Afton Exploration Decline will provide underground working access both laterally to and cross-cutting the Afton Mineral Zone. Definition diamond drilling, bulk sampling and technical studies will be carried-on concurrently with development of the decline to complete the Afton Feasibility Study. The underground definition diamond drilling is designed to provide the information necessary to upgrade resources to the reserve category. The bulk sampling program taken in cross-cut of the mineral zone will provide grade continuity data required for final mine design and metallurgical information for refinement of mill and process design as well as reserve estimates. The Feasibility Study will include commissioning an independent mine engineering consulting group to finalize a plan for placing the Afton Copper-Gold Project into production. The Decline excavation comprises the major part of a $18 Million final feasibility program that includes extensive definition drilling. "It was challenging for DRC Resources to choose between a number of highly qualified bidders. Management is very pleased to have selected Ross Finlay, a company with extensive underground mine development experience as the contractor for this important phase of the Afton Copper-Gold Project, " said President and CEO John Kruzick.

The accompanying drawings indicating the proposed location and design of the Afton Exploration Decline are also available on the Company's website, www.drcresources.com

About DRC Resources Corporation (TSX: DRC)

DRC Resources Corporation is a natural resource company with its head office in Vancouver and a field office in Kamloops, B.C. The main focus of DRC Resources is the exploration and development of the Afton Copper-Gold Project, located 10 km west of Kamloops, B.C.

According to the British Columbia Ministry of Energy & Mines, the Afton Project is the largest advanced exploration project in South Central B.C. To date the Company has expended over $5 Million on exploration on the Afton Mineral Zone, outlining a 68.7 Million Tonne Measured and Indicated Mineral Resource of 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd). The Company is also exploring for mineral potential at the nearby Ajax and Pothook area within its 100% owned claim boundary.

On behalf of DRC Resources Corporation,

"John Kruzick"

John H. Kruzick
President and Chief Executive Officer

For further information on DRC Resources and the Afton Project, please contact:

John Kruzick

DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: drcresources@uniserve.com
Website: www.drcresources.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995: This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements. Such forward-looking statements herein represent management's best judgment as of the date hereof based on information currently available. The Company does not intend to update this information and disclaims any legal liability to the contrary. WARNING: The Company relies upon litigation protection for "forward-looking" statements. DRC Resources Corporation's shares trade on the Toronto Stock Exchange (TSX: DRC). The TSX has neither approved nor disapproved the form or content of this release.